Exhibit 99.1

CARDINAL STATEMENT FOR FEBRUARY 16, 2010

Jeff Painter, Cardinal Ethanol, LLC, President and CEO, announced today that ICM, Inc. is defending Cardinal Ethanol in legal action commenced February 12, 2010, in U.S. District Court, Southern District of Indiana by GS CleanTech Corporation (“GS CleanTech”) against Cardinal Ethanol. The suit alleges that Cardinal Ethanol’s operation of an oil recovery system manufactured and installed by ICM, Inc. infringes a patent claimed by GS CleanTech.

Jeff Painter stated, “ICM will be defending Cardinal in the Indiana litigation; the litigation involves our operation of ICM equipment and we are directing all further inquiries to ICM. In the interim period, Cardinal expects to continue to operate its oil recovery system.”

“ICM will defend its customers as a companion matter to ICM’s own litigation against GS CleanTech and its affiliate, GreenShift Corporation, which we filed in Kansas in October 2009. ICM believes that GS CleanTech’s alleged patent claims will be proved to be invalid. In the Kansas litigation, we have asserted that GS CleanTech/GreenShift misrepresented the liability of ICM’s customers for operating the ICM system, and that various actions of GS CleanTech/GreenShift constitute unfair competition and wrongful interference with ICM’s existing and prospective business and contractual relationships. Our customers continue to operate their oil recovery systems acquired from ICM, and we continue to see strong interest from prospective customers for further orders for ICM’s equipment,” said Chris Mitchell, ICM Vice President of Marketing.

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